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Exhibit 3.1 (d)
                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                              SENSE HOLDINGS, INC.

         Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned President of Sense Holdings, Inc., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida (the "Corporation"), bearing document number P99000063834, does hereby certify:

         First, that pursuant to the written consent of the Directors of this Corporation on November 28, 2006, and the vote of the holders of a majority of the outstanding shares of common stock of the Corporation at a meeting of shareholders held on December 29, 2006, the shareholders and Directors approved the following amendment to the Corporation's Articles of Incorporation:

         Article IV of the Corporation's Articles of Incorporation, as amended, shall be deleted in its entirety and replaced with the following:

                                   ARTICLE IV
                                  CAPITAL STOCK

                  The maximum number of shares of stock which this Corporation shall be authorized to issue and have outstanding at any one time shall be three hundred fifty million (350,000,000) shares of common stock having a par value of $0.10 per share.

         Second, the foregoing amendment was adopted by the Board of Directors of the Corporation pursuant to a Written Consent of the Board of Directors dated November 28, 2006 and by the shareholders of the Corporation at a Special Meeting of Shareholders held on December 29, 2006 at which the affirmative votes cast by the shareholders entitled to vote on the amendment was sufficient for approval of the amendment, pursuant to Sections 607.1003, 607.0821 and 607.0725 of the Business Corporation Act.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of February 23,2007.


                                                      /s/ Dore Perler
                                                      ------------------------
                                                      Dore S. Perler, President


James M. Schneider, Esq. FL Bar #214338
Schneider Weinberger & Beilly LLP
2200 Corporate Boulevard, N.W., Suite 210
Boca Raton, Florida   33431
(561) 362-9595